SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [ ]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                BANK UNITED CORP.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                               BANK UNITED CORP.
                             3200 SOUTHWEST FREEWAY
                                   SUITE 2000
                           HOUSTON, TEXAS 77251-1370

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

     To the Stockholders of Bank United Corp.:

          The Annual Meeting of Stockholders (the "Meeting") of Bank United Corp., a Delaware corporation (the "Company"), will be held on March 18, 1999, at 10:00 a.m., at The Houston City Club, One City Club Drive, Nine Greenway Plaza, Houston, Texas for the following purposes:

          (1) To elect four members to the Board of Directors to serve for a three-year term as Class III Directors; and

          (2) To transact such other business as may properly come before the Meeting and any adjournment thereof.

          Stockholders entitled to notice of and to vote at the Meeting were determined as of the close of business on January 27, 1999, the record date fixed by the Board of Directors for such purpose. A list of stockholders entitled to vote at the Meeting will be available to any stockholder, for any purpose relevant to the Meeting, for ten days before the Meeting, from 8:30 a.m. to 5:00 p.m. at the Company's Houston offices at 3200 Southwest Freeway, Suite 1600, Houston, Texas.

                                                By Order of the Board of
                                                Directors

                                                /s/ RANDOLPH C. HENSON
                                                Randolph C. Henson
                                                SECRETARY

      February 10, 1999

            YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE REQUESTED TO COM- PLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING STAMPED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                               BANK UNITED CORP.
                             3200 SOUTHWEST FREEWAY
                                   SUITE 2000
                           HOUSTON, TEXAS 77251-1370

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                               February 10, 1999

     The accompanying proxy is solicited by the Board of Directors of Bank United Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on March 18, 1999, at 10:00 a.m. at The Houston City Club, One City Club Drive, Nine Greenway Plaza, Houston, Texas, and at any adjournments thereof (the "Meeting"). This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about February 10, 1999.

     Only holders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), as of the close of business on January 27, 1999 are entitled to notice of and to vote at the Meeting. As of that date, 28,321,576 shares of Class A Common Stock were issued and outstanding. The shares of Class A Common Stock are the only outstanding voting securities of the Company. Each share of Class A Common Stock outstanding as of the record date will be entitled to one vote on each matter to properly come before the Meeting, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or, if a stockholder is present at the Meeting, he or she may revoke his or her proxy by voting his or her shares personally at the Meeting.

     The persons named as attorneys in the proxy are officers of the Company. All properly executed proxies received by the Company prior to or at the Meeting will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made will be voted FOR the election to the Board of Directors of the nominees named herein.

     The Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may properly be taken, shares represented by all proxies received by the Board of Directors may be voted with respect thereto in accordance with the judgment of the persons named therein. The proxy also confers on persons named therein discretionary authority to vote with respect to any matter presented at the Meeting for which advance notice was not received by the Company in accordance with the Company's Bylaws.

     The presence in person or by proxy of the holders of a majority of the shares of Class A Common Stock outstanding as of the record date will constitute a quorum. Directors will be elected by plurality. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy or to withhold authority with respect to any other matters submitted to a vote of the stockholders. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals and will be counted as present for purposes of determining a quorum regarding the item on which the abstention is voted. Under the rules of the National Association of Securities Dealers, Inc., brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. However, brokers that do not receive instructions are entitled to vote on the election of directors. With respect to any other proposals, no broker may vote shares held for customers without specific instructions from such customers. Under applicable Delaware law, a broker non-vote will not count as a vote for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

     An Annual Report to Stockholders, containing consolidated financial statements for the fiscal year ended September 30, 1998, is being mailed contemporaneously with this Proxy Statement to all stockholders as of the record date.

     The cost of soliciting proxies will be borne by the Company. The Company has engaged Corporate Investors Communications to assist in the solicitation of proxies, and will pay that firm a fee for such services estimated to be approximately $3,500. In addition to soliciting stockholders by mail, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

                             ELECTION OF DIRECTORS

DIRECTORS

     The Board of Directors of the Company consists of 12 members and is divided into three classes. The members of each class are elected for a term of three years with one class being elected annually. Each director of the Company is also a director of Bank United, a federally chartered savings bank (the
"Bank"). The following table sets forth certain information with respect to the directors of the Company, including information regarding their ages and when they became directors.

                                               DIRECTOR OF    DIRECTOR OF
                                               THE COMPANY      THE BANK        TERM
                NAME                    AGE       SINCE          SINCE        EXPIRES
-------------------------------------   ---    -----------    ------------    --------
Lewis S. Ranieri, Chairman...........   52         1988           1988          2000
Barry C. Burkholder..................   58         1996           1991          2000
Lawrence Chimerine...................   58         1996           1990          2000
David M. Golush......................   54         1996           1988          2001
Paul M. Horvitz......................   63         1996           1990          1999
Alan E. Master.......................   59         1996           1995          2000
Anthony J. Nocella...................   57         1996           1990          2001
Salvatore A. Ranieri.................   50         1988           1988          2001
Scott A. Shay........................   41         1988           1988          1999
Patricia A. Sloan....................   55         1996           1988          1999
Michael S. Stevens...................   49         1996           1996          1999
Kendrick R. Wilson III...............   52         1996           1988          2001

     During fiscal 1998, the Board of Directors of the Company held 9 meetings. Each of the Directors attended at least 75% of the meetings of the Board of Directors and each Committee on which he or she serves.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has established two standing committees: an Audit Committee and a Compensation Committee. The Board of Directors does not currently have a standing nominating committee. The following is a brief description of the committees of the Board of Directors:

     AUDIT COMMITTEE. The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel and internal auditors of the Company regarding these matters. The Audit Committee recommends to the Board the appointment of the independent auditors, subject to ratification by the stockholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee consists of Messrs. Master and Chimerine and Dr. Horvitz, none of whom is an employee of the Company, with Dr. Horvitz serving as Chair. The Audit Committee held 6 meetings during fiscal 1998.

     COMPENSATION COMMITTEE. The Compensation Committee's functions include administering management incentive compensation plans and making recommendations to the Board with respect to the compensation of directors and officers of the Company. The Compensation Committee also supervises the Company's employee benefit plans. The Compensation Committee consists of all directors except Mr. Burkholder and Mr. Nocella, with Mr. Lewis Ranieri serving as Chair. The Compensation Committee held 3 meetings during fiscal 1998.

     To the extent that any permitted action taken by the Company Board conflicts with action taken by the Compensation Committee, the action taken by the Company Board shall control. Mr. Burkholder and Mr. Nocella have recused themselves from Board deliberations regarding their compensation and it is anticipated that this practice will continue.

COMPENSATION OF DIRECTORS

     Each director, except Mr. Burkholder and Mr. Nocella, who are employees of the Bank, receives a single annual retainer ("Annual Retainer") of $25,000 for service on the boards of directors of Company and the Bank. All non-employee directors also receive a fee of $1,000 for each in person meeting of the Board of Directors of the Company that they attend and a fee of $500 for each telephonic meeting of the Board and each meeting of any Committee of the Board that they attend. The chair of the Audit Committee receives an additional annual retainer of $2,000. Non-employee directors are also eligible to participate in the Director Stock Compensation Plan and the Directors Supplemental Savings Plan. Directors who are employees of the Company or any subsidiary do not receive additional compensation for service as directors, and are not eligible to participate in the Director Stock Plan or the Directors Supplemental Savings Plan. See also "Executive Officer Compensation -- The Director Stock Compensation Plan", " -- Directors Supplemental Savings Plan" and "Security Ownership of Certain Beneficial Owners and Management -- Certain Relationships and Related Transactions".

DIRECTORS TO BE ELECTED AT THE MEETING

     The four nominees for Class III director, Messrs. Horvitz, Shay, Stevens and Ms. Sloan are presently serving as directors of the Company. Each of the nominees for director has consented to serve for a new term if elected. In the event that any nominee for any reason should become unavailable for election, proxies will be voted for a nominee or nominees designated by the Board of Directors.

     PAUL M. HORVITZ, PH.D. Dr. Horvitz has been on the faculty of the University of Houston since 1977. From 1967 to 1977, Dr. Horvitz held positions as Assistant Director of Research, Director of Research and Deputy to the Chairman at the Federal Deposit Insurance Corporation ("FDIC"). Prior to joining the FDIC he was an economist at the Federal Reserve Bank of Boston and the Office of Comptroller of the Currency. From 1983 to 1990, Dr. Horvitz was a member of the Board of Directors of the Federal Home Loan Bank ("FHLB") of Dallas, and in 1986 and 1987 he was a member of the Federal Savings and Loan Advisory Council. He is currently a member of the Shadow Financial Regulatory Committee. Dr. Horvitz received a B.A. from the University of Chicago, an M.B.A. from Boston University, and a Ph.D. from Massachusetts Institute of Technology.

     SCOTT A. SHAY. Mr. Shay has been a Managing Director of Ranieri & Co., Inc. ("Ranieri & Co.") since its formation in 1988. He was also a Vice
President of the Company from 1988 until July 15, 1996. Mr. Shay is currently a director of Hyperion Capital Management, Inc., a registered investment advisor ("Hyperion Capital"), Homeshark, Inc., and Transworld Home Healthcare, Inc., as well as an officer or director of other direct and indirect subsidiaries of Hyperion Partners L.P., a Delaware limited partnership ("Hyperion Partners") and Hyperion Partners II L.P., a Delaware limited partnership ("Hyperion Partners II"). Mr. Shay is also a director of the general partner of Cardholder Management Services, L.P., a credit card servicer, and of Capital Lease Funding, L.P., a specialized commercial mortgage bank. Additionally, he is a director of Bank Hapoalim B.M. in Tel Aviv, Israel. Along with Lewis S. Ranieri and Salvatore A. Ranieri, Mr. Shay controls the general partner of Hyperion Partners. Along with Mr. Lewis S. Ranieri, Mr. Shay controls the general partner of Hyperion Partners II. Prior to joining Ranieri & Co., Mr. Shay was a director at Salomon Brothers Inc. ("Salomon") where he was employed from 1980 to 1988. Mr. Shay was involved with Salomon's thrift mergers and acquisitions practice and with mortgage banking financing and mergers and acquisitions. Mr. Shay graduated Phi Beta Kappa from Northwestern University with a B.A. degree in economics and received a Master of Management degree with distinction from Northwestern's Kellogg Graduate School of Management. Mr. Shay serves as Vice President and Treasurer of the Jewish Youth Connection, Inc., a non-profit organization.

     PATRICIA A. SLOAN. Ms. Sloan is a Managing Director of Ranieri & Co. and has an economic interest in Hyperion Partners and Hyperion Partners II. She is also a director of certain funds managed by Hyperion Capital Management, including Hyperion 1999 Term Trust, Inc., Hyperion 2002 Term Trust, Inc., Hyperion Investment Grade Opportunity Term Trust, Inc., and the Hyperion Total Return Fund, Inc. Prior to joining Ranieri & Co. in 1988, Ms. Sloan was employed at Salomon from 1972 to 1988, where she served as director of Salomon's Financial Institutions Group. Prior to joining Salomon, Ms. Sloan was employed at Bache & Co., Inc. from 1965 to 1972. Ms. Sloan received a B.A. from Radcliffe College and an M.B.A. from Northwestern University.

     MICHAEL S. STEVENS. Mr. Stevens has been a Director of the Company since August 1996, and a Director of the Bank since October 1996. Mr. Stevens is Chairman of Michael Stevens Interests, Inc., a real estate development and management company, which he founded in 1981. Since its inception, the company has developed, acquired and managed over 70 real estate projects valued at over $300 million and representing over 8.5 million square feet of building area and 8,000 apartment units. Currently Mr. Stevens serves as chairman of the Finance Committee of the Board of the Harris County-Houston Sports Authority, and has led the negotiating team responsible for the Houston Astros new downtown baseball stadium, as well as the proposed new NFL stadium. Mr. Stevens serves on the Urban Center Advisory Board of the Brookings Institution and is presently a member of the Steering Committee of the Houston Metropolitan Study Group. From 1995 through 1997, in addition to having served as Assistant to the Mayor for Housing and Inner-City Revitalization, Mr. Stevens served as chairman of the Houston Housing Finance Corporation and the Houston Redevelopment Authority, and was responsible under then Mayor Bob Lanier for the Homes for Houston program as well as the major downtown revitalization currently underway. He was also 1996-97 chairman of the Fannie Mae National Advisory Council. Among his other volunteer positions, Mr. Stevens serves as a deacon at Second Baptist Church and is chairman of the Church's Centurion Foundation. He graduated from the University of Houston in 1973 with a Bachelors in Business Administration.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING

     LEWIS S. RANIERI. Mr. Ranieri is the Chairman of the Company. He was also the President and Chief Executive Officer ("CEO") of the Company and Chairman of the Bank from 1988 until July 15, 1996. Mr. Ranieri is the Chairman and CEO of Ranieri & Co., positions he has held since founding Ranieri & Co. in 1988. Mr. Ranieri is a founder of Hyperion Partners and of Hyperion Partners II. He is also Chairman of Hyperion Capital and The Hyperion Total Return Fund, Inc. He is director of Transworld Home Healthcare, Inc., the Hyperion 1999 Term Trust, Inc., the Hyperion 2002 Term Trust, Inc. and Hyperion 2005 Investment Grade Opportunity Trust, Inc. Mr. Ranieri is also Chairman and President of various other indirect subsidiaries of Hyperion Partners and Hyperion Partners II. Along with his brother, Salvatore A. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. Along with Mr. Shay, Mr. Ranieri controls the general partner of Hyperion Partners II, an investment partnership formed to make investments primarily in the financial and real estate sectors of the economy. He is a director of Delphi Financial Group, Inc. and of the Board and a director of American Marine.

     Mr. Ranieri is a former Vice Chairman of Salomon, where he was employed from 1968 to 1987, and was one of the principal developers of the secondary mortgage market. While at Salomon, Mr. Ranieri helped to develop the capital markets as a source of funds for housing and commercial real estate and to establish Salomon's then leading position in the mortgage-backed securities area. He is a member of the National Association of Home Builders Mortgage Roundtable.

     Mr. Ranieri is a Trustee for the Parish of Our Lady of the Rosary/Shrine of St. Elizabeth Ann Seton and the Environmental Defense Fund. Mr. Ranieri is also a director of the Peninsula Hospital Center in Queens, New York. Mr. Ranieri received his Bachelor of Arts degree from St. John's University.

     BARRY C. BURKHOLDER. Mr. Burkholder has been the President and CEO of the Company since July 15, 1996, and has held similar positions with the Bank since joining it on April 10, 1991. Since July 15, 1996, Mr. Burkholder has also been Chairman of the Bank. Prior to joining the Bank, Mr. Burkholder was employed at Citicorp/Citibank for 15 years. Mr. Burkholder became associated with Citicorp through its then newly formed

Consumer Services Group in 1976, and then became a member of its International Staff. Mr. Burkholder moved to Citibank Savings in London where he was named Chairman and Managing Director in 1977. Mr. Burkholder returned to the United States in 1981 to become President of Citicorp Person-to-Person, now part of Citicorp Mortgage, Inc., a nationwide mortgage lending business with related mortgage banking, servicing, and insurance activities. In 1984, he was named Chairman and CEO of Citibank Illinois, and two years later became Central Division Executive for the U.S. Consumer Bank. As Central Division Executive, Mr. Burkholder was responsible for Citicorp's consumer banking activities in the Midwest and Southeast. Mr. Burkholder began his career at Ford Motor Company in the financial planning area and moved to Certain-teed Corporation where his last position prior to joining Citicorp was as President of its real estate development subsidiary. Mr. Burkholder received a B.S. and an M.B.A. from Drexel University. He is President of the Houston Symphony and serves on the Board of Trustees of the Texas Gulf Coast United Way and the Board of Directors of the Greater Houston Partnership. He is also a trustee of Drexel University.

     LAWRENCE CHIMERINE, PH.D. Dr. Chimerine has served as President of his own economic consulting firm, Radnor Consulting Services, since 1990. He is currently also the Managing Director and Chief Economist of the Economic Strategy Institute in Washington, D.C. Dr. Chimerine served as Chairman and Chief Executive Officer of the WEFA Group from 1987 to 1990 and of Chase Econometrics from 1979 to 1987, both of which provide economic consulting services. He was manager of economic research for the IBM Corporation from 1965 to 1979. Dr. Chimerine received a B.S. from Brooklyn College and a Ph.D. from Brown University.

     DAVID M. GOLUSH. Mr. Golush is a Managing Director of Ranieri & Co., with which he has been associated since the firm's founding in 1988. He is an officer of direct and indirect subsidiaries of Hyperion Partners, and Hyperion Partners
II. Mr. Golush was employed by Salomon from 1972 to 1987 and was a Vice President from 1975. From 1984 to 1987, he was Chief Administrative Officer of Salomon's Mortgage and Real Estate Department. From 1966 to 1972, he held positions in public accounting and private industry. He has been a certified public accountant in New York since 1972. Mr. Golush received a B.B.A. from the University of Cincinnati. He is Treasurer of the New York Police & Fire Widows' & Children's Benefit Fund, Inc. and a member of the board of the Jewish Federation of Central New Jersey.

     ALAN E. MASTER. Mr. Master began his career with Chemical Bank in 1961 as a commercial lending officer, became a Branch Office Head, and worked on start-ups or clean-ups of banks in Miami, Florida. In 1973, he joined Barnett Banks of Florida ("Barnett") and led a unit of Barnett formed from the reorganization and merger of five subsidiaries of Barnett. In 1977, he became President, CEO, and Chief Financial Officer, and in 1978 was elected Vice Chairman, of United Americas Bank of New York. Mr. Master joined The Merchants Bank of New York in 1979 as Executive Vice President and was elected a director in 1980. In 1983, Mr. Master joined Ensign Bank FSB in New York City as President and CEO. In 1991, Mr. Master established a consulting practice specializing in the financial services and banking sectors. In 1996, he joined PaineWebber, Inc. as an Investment Executive. Mr. Master is a director of Thunder Wave, Inc., has served on the Board of Trustees of the Hyperion Government Mortgage Trust II, has participated in meetings of the Advisory Board of Hyperion Partners and Hyperion Partners II and is a past member of the Advisory Board of the Johnson Graduate School of Management of Cornell University. In August 1998, Mr. Master joined Bank Hapoalim, New York City, as the Director of Private Banking USA. Mr. Master received a B.A. from Cornell University and has completed course work in finance and accounting at the New York University Graduate School of Business Administration.

     ANTHONY J. NOCELLA. Mr. Nocella has been the Vice Chairman and the Chief Financial Officer of the Company and the Bank since July 27, 1997. Mr. Nocella was the Executive Vice President and Chief Financial Officer of the Company since June 27, 1996, and has held those same positions with the Bank since joining it in July 1990. He manages the Financial Markets and Commercial Banking Groups of the Bank. From 1988 to 1990, Mr. Nocella provided consulting services to the Bank as President of Nocella Management Company, a firm that specialized in asset and liability management consulting for financial institutions. From 1981 to 1987, Mr. Nocella served as Executive Vice President and Chief Financial Officer of Meritor Financial Group, as well as President of the Company's commercial banking/financial markets arm, Meritor Financial Markets
("Meritor"). During his 13 years at Meritor (1974-1987), he also served as President of PSFS Management Company, Inc., the holding company of The Philadelphia Saving Fund Society, the nation's largest savings institution at the time. Mr. Nocella's other positions have included Controller and Director of Financial Services for American Medicorp (now Humana), Senior Managing Auditor and Consultant for KPMG Peat Marwick and adjunct professor of finance at St. Joseph's University and Drexel University. Mr. Nocella, a Certified Public Accountant, received an undergraduate degree in accounting from LaSalle University and an M.B.A. in computer science and finance from Temple University. He also completed the graduate Bank Financial Management Program of the Wharton School at the University of Pennsylvania. Mr. Nocella is the President and a director of the Community Bankers Association of Southeast Texas, a delegate and member of the Mortgage Finance and Accounting Committees of the America's Community Bankers, is Chairman-elect and a director of the Texas Community Bankers Association, and delegate and past President of the Financial Executives Institute.

     SALVATORE A. RANIERI. Mr. Ranieri is the General Counsel and a Managing Director of Ranieri & Co. He was also the Vice President, Secretary and General Counsel of the Company from 1988 until July 15, 1996. He is a director of Hyperion Capital, as well as of various other direct and indirect subsidiaries of Hyperion Partners. Along with his brother, Lewis S. Ranieri, and Scott A. Shay, Mr. Ranieri controls the general partner of Hyperion Partners. He is also a director of American Marine Holdings, Inc. ("American Marine"). Mr. Ranieri was one of the original founders of Ranieri & Co. and of Hyperion Partners. Prior to joining Ranieri & Co., he had been President of Livia Enterprises, Inc., a private venture capital and real estate investment company that oversaw investments in the real estate, construction, and manufacturing sectors. In addition to his business experience, Mr. Ranieri is also a lawyer. During his career, his practice has included corporate, litigation, real estate and regulatory matters. Until 1984, he had been a member of a law firm in New York City. He is admitted to practice law in New York and various federal courts. He received his Bachelor of Arts degree from New York University and his Juris Doctor degree from Columbia Law School.

     KENDRICK R. WILSON III. Mr. Wilson currently is a Managing Director at Goldman Sachs & Co., a New York-based investment banking firm. Prior to his joining Goldman Sachs & Co. in March 1998, Mr. Wilson served as Vice Chairman of Lazard Freres & Co. LLC from 1990 to March 1998, as President of Ranieri & Co. from March 1988 to December 1989, and Senior Executive Vice President for E.F. Hutton from April 1987 to February 1988. Mr. Wilson was also employed at Salomon from June 1978 to April 1987, where he became a Managing Director. Mr. Wilson has an economic interest in Hyperion Partners. He is a director of ITT Corporation, Black Rock Asset Investors, American Marine, American Buildings Company, Inc., and Meigher Communications, Inc. Mr. Wilson received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School.

     Mr. Lewis Ranieri and Mr. Salvatore Ranieri are brothers. No other director or executive officer is related to any other director or executive officer by blood, marriage, or adoption. There are no existing arrangements or understandings between a director and any other person pursuant to which such person was elected a director.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended
("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the forms received by it and written representations from certain reporting persons that they were not required to file Forms 5 for the fiscal year ended September 30, 1998, the Company believes that during the year ended September 30, 1998, all filing requirements applicable to the Company's officers, directors and greater than 10% stockholders were met.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of the record date, the outstanding capital stock of the Company consisted of 28,321,576 shares of Class A Common Stock, which entitles the holder thereof to one vote per share on each matter on which the stockholders of the Company are entitled to vote, and 3,241,320 shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock"), which have no voting rights. Shares of Class B Common Stock are convertible, at any time at the election of the holder thereof, into shares of Class A Common Stock, subject to certain restrictions set forth in the Certificate and the Letter Agreements (as defined herein). See "-- Stockholder Letter Agreements." Conversion of such shares of Class B Common Stock by a holder thereof to shares of Class A Common Stock has the effect of diluting the voting power of the existing holders of Class A Common Stock and increasing the voting power of such holder commensurately.

     The following table sets forth information, as of the record date, about certain persons who own beneficially more than 5% of the Company's voting stock. The Restated Certificate of Incorporation of the Company (the "Certificate"), the Letter Agreements and certain management stock grant agreements relating to options granted with respect to shares of Class B Common Stock impose certain restrictions on the ability of holders to convert their shares of Class B Common Stock into Class A Common Stock and generally prohibit any holder, other than the holders of the currently outstanding shares of Class A Common Stock, from converting shares of Class B Common Stock into Class A Common Stock if after giving effect to such conversion such holder would become the beneficial owner of more than 9.9% of the then outstanding shares of Class A Common Stock. In addition, under the terms of the Certificate and the Letter Agreements, the shares of Class B Common Stock owned by The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company and The Prudential Insurance Company of America are subject to additional conversion restrictions.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                     AMOUNT AND NATURE
                                                                       OF BENEFICIAL        PERCENT OF
  NAME AND ADDRESS OF BENEFICIAL OWNER        TITLE OF CLASS             OWNERSHIP            CLASS
----------------------------------------   ---------------------     -----------------     ------------
The Prudential Insurance Company
  of America............................   Class B Common Stock*         2,441,137              7.7
  c/o The Prudential Capital Group
  100 Mulberry Street
  Five Gateway Center Four
  Newark, NJ 07102

LW-SP1, L.P. and LW-SP2, L.P............    Class A Common Stock         2,146,748              6.8
  1201 Elm Street, Suite 5400
  Dallas, TX 75270

------------

* Subject to certain restrictions set forth in the Letter Agreement, each share of Class B Common Stock is convertible, at any time at the option of the holder, into one share of Class A Common Stock.

     Under the terms of the Letter Agreements, the restrictions on the right of The Prudential Insurance Company of America to sell its shares of Common Stock expire August 14, 1999. The restrictions in the Letter Agreements on the right of LW-SP1, L.P. and LW-SP2, L.P. to sell their shares expired, as to a portion of their shares on August 8, 1998 and as to the balance on August 14, 1999.

  SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of the date hereof, regarding the shares of Class A Common Stock beneficially owned by each director, each executive officer of the Company set forth in the Summary Compensation Table below, and all of the directors and executive officers of the Company as a group.

                  MANAGEMENT OWNERSHIP OF CLASS A COMMON STOCK

                                           NUMBER OF SHARES
                                             AND NATURE OF         PERCENT
                NAME                    BENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------------------------   -----------------------    --------
Lewis S. Ranieri, Chairman...........          1,212,583(2)           4.28%
Barry C. Burkholder..................             94,674                 *
Lawrence Chimerine...................              6,138                 *
David M. Golush......................            164,000(3)              *
Paul M. Horvitz......................              4,138                 *
Alan E. Master.......................              1,530(4)              *
Anthony J. Nocella...................             43,614                 *
Salvatore A. Ranieri.................            414,000(5)           1.46
Scott A. Shay........................            335,367(6)           1.18
Patricia A. Sloan....................             80,000                 *
Michael S. Stevens...................          --                        *
Kendrick R. Wilson III...............            113,655(7)              *
Ronald D. Coben......................              9,038                 *
Jonathon K. Heffron..................             20,826                 *
Sonny B. Lyles.......................              7,241                 *
Directors and executive officers as a
  group (17 persons).................          2,512,269              8.87%

------------

  * Percentages do not exceed 1% of the issued and outstanding shares.

 (1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote. Beneficial ownership of shares owned indirectly arises from shared voting and investment power, unless otherwise indicated.

 (2) Includes 1,210,933 shares held by LSR Hyperion Corp., a corporation that is wholly owned by Mr. Lewis Ranieri.

 (3) Includes 14,000 shares held by Mr. Golush's wife.

 (4) Includes 1,380 shares held by Mr. Master's wife.

 (5) All shares are held by SAR Hyperion Corp., a corporation that is wholly owned by Mr. Salvatore Ranieri.

 (6) Includes 430,000 shares held by SAS Hyperion Corp., a corporation that is wholly owned by Mr. Shay. Excludes 4,058 shares held in trust for minor children, as to which Mr. Shay disclaims beneficial ownership.

 (7) All shares are held by KRW Hyperion Corp., a corporation that is wholly owned by Mr. Wilson.

MANAGEMENT OWNERSHIP OF BANK PREFERRED STOCK

     The following table sets forth with respect to the Bank's Preferred Stock, Series A and Series B, as of the date hereof: (i) shares beneficially owned by all directors of the Company; (ii) each of the executive officers named in the Summary Compensation Table set forth herein; and (iii) shares beneficially owned by all directors and executive officers of the Company as a group.

                  MANAGEMENT OWNERSHIP OF BANK PREFERRED STOCK

                                                      SERIES A                                  SERIES B
                                        ------------------------------------      ------------------------------------
                                           NUMBER OF SHARES                          NUMBER OF SHARES
                                             AND NATURE OF          PERCENT            AND NATURE OF          PERCENT
                NAME                    BENEFICIAL OWNERSHIP(1)    OF CLASS       BENEFICIAL OWNERSHIP(1)    OF CLASS
-------------------------------------   -----------------------    ---------      -----------------------    ---------
Lewis S. Ranieri, Chairman...........         --                      *                 --                      *
Barry C. Burkholder..................        8,000                    *                 --                      *
Lawrence Chimerine...................        1,000                    *                1,000                    *
David M. Golush......................        2,100                    *                 --                      *
Paul M. Horvitz......................          400(2)                 *                 --                      *
Alan E. Master.......................          600                    *                2,000                    *
Anthony J. Nocella...................        1,000                    *                2,000                    *
Salvatore A. Ranieri.................         --                      *                 --                      *
Scott A. Shay........................         --                      *                 --                      *
Patricia A. Sloan....................         --                      *                 --                      *
Michael S. Stevens...................         --                      *                 --                      *
Kendrick R. Wilson III...............         --                      *                 --                      *
Ronald D. Coben......................          200                    *                 --                      *
Jonathon K. Heffron..................          478                    *                 --                      *
Sonny Lyles..........................          240                    *                 --                      *
Directors and executive officers as a
  group (17 persons).................       15,070                    *                5,000                    *

------------

 *  Percentages do not exceed 1% of the issued and outstanding shares.

(1) Calculated in accordance with Rule 13d-3 under the Exchange Act. Nature of beneficial ownership is direct unless indicated otherwise by footnote.

(2) Includes 200 shares held directly and 200 shares held by Dr. Horvitz's spouse.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank has from time to time made home mortgage or consumer loans to directors and executive officers, of the Company in the ordinary course of business, and on the same terms and conditions, including interest rates and collateral, as those of comparable transactions prevailing at the time with non-affiliated parties. No such loans are nonperforming or involve more than the normal risk of collectability or present other unfavorable features.

     As a general benefit to all full-time employees with at least six months of service (excluding executive officers), the Bank will waive the 1% origination fee for a mortgage loan for the purchase or refinance of the employee's principal residence. In addition, the Bank offers a 0.50% discount on its posted rates for consumer installment loans made to employees.

     The disinterested directors of the Bank have approved an agreement with a subsidiary of Hyperion
Partners II, Cardholder Management Services L.P. ("CMS") whereby CMS acts as the servicer for a debit card offered to customers of the Bank and a credit card portfolio originated by the Bank. Lewis S. Ranieri, Scott A. Shay, David M. Golush and Patricia A. Sloan, who are directors of the Company, have a material interest in Hyperion Partners II. During fiscal 1998, the Bank paid CMS an aggregate of $288,290 pursuant to this agreement. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.

     In August 1996, the Company entered into a consulting agreement pursuant to which Lewis S. Ranieri serves as a consultant to the Company providing strategic and managerial advice to the Company in exchange for an annual consulting fee of $250,000. The consulting agreement will be in effect until the earliest of (1) the third anniversary of the agreement, (2) the date that is 180 days after the date on which either Mr. Ranieri or the Company delivers written notice to the other party terminating the agreement, and (3) the date on which Mr. Ranieri becomes disabled or dies. The consulting agreement does not prevent Mr. Ranieri from engaging in business endeavors which may be competitive with the businesses of the Company. Mr. Ranieri is paid an Annual Retainer and meeting fees for his service as a director of the Company and of the Bank.

     The Bank is a party to a written investment advisory services agreement which provides for payment by the Bank to Hyperion Capital, an affiliate of the Bank, of $45,000 per year for investment advisory services and for payment by Hyperion Capital to the Bank of $45,000 for information regarding the Bank's mortgage pipeline. The Company believes that the terms and conditions of this agreement are as favorable to the Bank as those that could have been arranged with an independent third party.

     The Company and the Bank have entered into an agreement with Hyperion Partners acknowledging the relative value, as among the parties, of their claims in certain litigation pending against the United States relating to an agreement entered into in 1988 in connection with the Bank's acquisition of certain assets of an insolvent savings and loan in which the government agreed to waive or forbear from the enforcement of certain regulatory requirements. The agreement confirms that the Company and the Bank are entitled to receive 85% of the amount, if any, recovered as a result of the settlement of or a judgment on such claims, and that Hyperion Partners is entitled to receive 15% of such amount. The agreement was approved by the disinterested directors of the Company. The plaintiffs in the case (Hyperion Partners, the Bank and the Company) have agreed to continue to cooperate in good faith and will use their best efforts to maximize the total amount, if any, that they may recover. The litigation is ongoing and no payments were made during fiscal 1998 pursuant to this arrangement.

  STOCKHOLDER LETTER AGREEMENTS

     In connection with the Company's initial public offering in August 1996 (the "August Offering"), certain of the holders of the Company's Common Stock (the "Restricted Stockholders") entered into a Letter Agreement with each of Hyperion Partners and the Company (the "Letter Agreements"). Pursuant to the Letter Agreements, each Restricted Stockholder consented to the distribution (the "Distribution") by Hyperion Partners of the shares of common stock of Hyperion Holdings, Inc., a predecessor or the Company ("Hyperion Holdings"), and agreed to hold the common stock of Hyperion Holdings received pursuant to the Distribution according to the terms of such Letter Agreement. Also, each Restricted Stockholder, by executing a Letter Agreement and agreeing to be bound thereby, consented to and approved of, for purposes of Section 228 of the Delaware General Corporation Law (the "DGCL") and otherwise, the Merger Agreement, dated as of June 17, 1996, by and between Hyperion Holdings and the Company (the "Merger Agreement"), and the related merger.

     Pursuant to the Letter Agreements, each Restricted Stockholder acknowledged
(i) that under the By-Laws of Hyperion Holdings, it is not permitted to transfer any shares of capital stock of Hyperion Holdings except pursuant to the Merger Agreement and (ii) that, under the By-Laws, after the Distribution and prior to the consummation of the August Offering, such stockholder would not effect any transfer of shares of capital stock of the Company (a) in the case of Restricted Stockholders who received shares in respect of Class C Common Stock, $0.01 par value per share ("Class C Common Stock"), in the Merger, except as such stockholder would have been permitted to transfer such Class C Common Stock under the Stockholders' Agreement, dated as of January 5, 1990, by and among the Company and the other parties specified therein (the "Stockholders
Agreement"), and (b) in the case of any other Restricted Stockholders, except in accordance with the terms of the limited partnership agreement of Hyperion Partners applicable to the transfer of partnership interests of Hyperion Partners. Each 5% Stockholder acknowledged that it is not permitted, prior to the earlier of an initial public offering ("IPO") or October 31, 1996, to transfer any such shares owned by such 5% Stockholder (other than to a person of whom the 5% Stockholder is a wholly-owned subsidiary) or acquire any additional such shares. An IPO was completed in August 1996.

     Each Restricted Stockholder who retained shares of Common Stock was not permitted to sell such shares for (1) one year after the August Offering, if such stock was received in respect of general partnership interests in

Hyperion Partners or (2) six months after the August Offering (although a regulated New Jersey insurance company may sell shares in a private off-market transaction subject to Rule 144 limits and reasonable representations requested by the underwriters). Subject to certain adjustments by the Board of Directors of the Company based upon advice of the underwriters to improve the marketability of the shares of Class A Common Stock sold in the August Offering, each 5% Stockholder was permitted to sell up to 45% of such holder's shares of Common Stock in the August Offering, except for LW-SP1 and LW-SP2, affiliates of Lehman Brothers Inc., which were prohibited from selling any shares until August 8, 1998, and any other Restricted Stockholder was permitted to sell up to 16% of its shares in the August Offering (subject to increase pro rata in the discretion of the Board of Directors of the Company if the 5% Stockholders elected to sell fewer than the maximum number of shares they are permitted to sell in the August Offering). Each selling stockholder in the August Offering acknowledged that, except for shares that could have been sold pursuant to the August Offering but were not sold at the election of such 5% Stockholder, no 5% Stockholder is permitted by the By-Laws to acquire or transfer any shares of capital stock of the Company for three years following the August Offering (or upon termination of the Letter Agreement, if earlier) unless as of an earlier date the Company Board determines that such acquisition or transfer would not be reasonably likely to have a material adverse effect on the tax position of the Company.

     The Board of Directors of the Company approved sales of shares of Class A Common Stock in excess of the 45% and 16% limitations as necessary to satisfy the underwriters' over-allotment options in the August Offering.

     Pursuant to the Letter Agreement, in January 1997 the Company filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to shares of Class A or Class B Common Stock then held by any Restricted Stockholder. The Company is obligated to take action to keep such registration statement effective (subject to occasional periods of suspension of such effectiveness as necessary) until the first to occur of (i) the date on which all shares of Common Stock registered thereunder have been sold pursuant thereto, (ii) December 31, 1999, and (iii) the date on which such registration under the Securities Act is no longer required to sell such shares without restriction.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY OF CASH AND CERTAIN COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the CEO of the Company and the other four most highly compensated executive officers of the Company and the Bank. The individuals listed below became executive officers of the Company in June and July 1996. Prior to that time, Lewis S. Ranieri served as President and CEO of the Company, Salvatore A. Ranieri served as Vice President, Secretary and General Counsel of the Company, Scott A. Shay served as Vice President of the Company and Robert A. Perro served as Chief Financial Officer of the Company. None of the former executive officers received any compensation from the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                       ------------------------------------
                                                    ANNUAL COMPENSATION                         AWARDS             PAYOUTS(7)
                                          ----------------------------------------     -------------------------   -------
                                                                           OTHER                     SECURITIES
                                                                           ANNUAL                    UNDERLYING
                                                                          COMPEN-      RESTRICTED     OPTIONS/      LTIP
                                                  SALARY     BONUS(1)     SATION(4)     STOCK(5)       SARS(6)     PAYOUTS
      NAME AND PRINCIPAL POSITION         YEAR      ($)         ($)         ($)           ($)            (#)         ($)
---------------------------------------   ----    -------    ---------    --------     ----------    -----------   -------
Barry C. Burkholder(2).................   1998    375,000      825,000      --             --            20,000      --
  President and                           1997    375,000      725,000     65,770          --            30,000      --
  Chief Executive Officer                 1996    375,000    2,552,000      --          1,578,051       491,327      --
Anthony J. Nocella.....................   1998    315,000      585,000      --             --            18,000      --
  Vice Chairman and                       1997    315,000      500,000      --             --            25,000      --
  Chief Financial Officer                 1996    315,000      874,000      --            508,103       157,959      --
Jonathon K. Heffron....................   1998    225,000      400,000      --             --            16,000      --
  Executive Vice President,               1997    225,000      350,000      --             --            15,000      --
  General Counsel, and                    1996    225,000      804,000      --            508,103       157,959      --
  Chief Operating Officer
Ronald D. Coben(3).....................   1998    200,000      275,000      --             --            15,000
  Executive Vice President                1997    200,000      200,000      --             --            10,000        --
  Community Banking                       1996    200,000      160,000      --             79,115        24,534      --
Sonny B. Lyles.........................   1998    185,000      150,000      --             --            12,500      --
  Senior Vice President                   1997    170,000      100,000      --             --             6,000      --
  Chief Credit Officer                    1996    150,000      165,000      --             79,115        24,534      --


                                           ALL
                                          OTHER
                                         COMPEN-
                                         SATION(8)
      NAME AND PRINCIPAL POSITION          ($)
---------------------------------------  --------
Barry C. Burkholder(2).................    7,856
  President and                            5,498
  Chief Executive Officer                  6,706
Anthony J. Nocella.....................   18,127
  Vice Chairman and                        5,607
  Chief Financial Officer                  7,919
Jonathon K. Heffron....................    4,800
  Executive Vice President,                5,613
  General Counsel, and                     9,458
  Chief Operating Officer
Ronald D. Coben(3).....................    4,749
  Executive Vice President                 4,807
  Community Banking                        6,130
Sonny B. Lyles.........................    4,415
  Senior Vice President                    3,825
  Chief Credit Officer                     4,071

------------

(1) For all named executives, the bonus column for 1998 and 1997 includes payments from the Company's annual bonus plan and the bonus column for 1996 includes payments from the Company's Management Compensation Program. See "-- Management Compensation Program".

(2) Mr. Burkholder was hired on April 10, 1991, and was paid a bonus based on the financial performance of the Company, according to the provisions of his employment contract, for each of the first five full years of his employment. Mr. Burkholder's 1996 bonus amount included two bonus payments pursuant to his employment contract: one payment of $550,000 for the 12-month period ended April 9, 1996 and a second payment of $300,000 for the period April 10, 1996 through September 30, 1996. The latter payment was made to change Mr. Burkholder's performance cycle to correspond to the Company's fiscal year. See "-- Management Employment Arrangements". All other management bonuses were paid as determined by the Compensation Committee of the Company's Board of Directors and were based on the Company's financial and individual performance for the respective fiscal year. The Company's financial performance is measured by net income, return on assets, and return on equity as compared to the Company's annual business plan and a specified peer group of other any banks of comparable size.

(3) Mr. Coben was promoted to Executive Vice President, Community Banking effective July 1, 1996.

(4) Messrs. Burkholder, Coben, Heffron, and Nocella are each provided an auto allowance, financial planning, and country club and dining club memberships. However, only in the case of Mr. Burkholder for fiscal 1997does the aggregate value of such auto allowance, financial planning, and memberships exceed the lesser of $50,000 or 10% of such officer's annual cash compensation. Therefore, the value of auto allowances, financial planning, and club memberships are included only for Mr. Burkholder for fiscal 1997.

(5) A total of 236,265 shares of Class B Common Stock were awarded to the named executive officers in June 1996 and these shares were subsequently converted into Class A Common Stock of the Company. Such shares are subject to restrictions on transfer, which lapse on August 8, 1999 ("Officers Restricted Stock"). As there was no public market for the Common Stock at the date of grant, the fair market value of the shares at that date was estimated by the Company. The dollar amounts reported for fiscal 1996 reflect the value of such grant as of September 30, 1996 based on the last reported sales price of the Class A Common Stock on that date, without diminution for restrictions on transfer. Based on the closing sale price of the Class A Common Stock on The Nasdaq Stock Market ("NASDAQ") on
    September 30, 1998, these shares had an aggregate fair market value of $8.5 million ($35.8125 per share), without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends are payable on the Officers Restricted Stock at the same rate as all other shares of Common Stock.

(6) In fiscal 1998 and 1997, the Company issued an aggregate of 81,500 and 86,000 options to named executives pursuant to option agreements under the 1996 Stock Incentive Plan. In fiscal 1996, the Company issued 856,313 options to the named executives pursuant to management option agreements under the Executive Management Compensation Program.

(7) Represents the dollar value of all payouts pursuant to long-term incentive plans ("LTIP"). An LTIP is any plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to financial performance of the registrant or an affiliate, the registrant's stock price, or any other measure, but excluding restricted stock, stock option and stock appreciation right ("SAR") plans. The Company made no such payments for the periods presented.

(8) "All Other Compensation" amounts represent contributions by the Company to each executive's account in the Bank's 401(k) Plan. For fiscal 1998, the amounts also include interest paid on a distribution from the Company's Supplemental Executive Savings Plan for Messrs. Burkholder and Nocella. For fiscal 1997 and 1996, the amounts also include a tax equalization amount paid to Messrs. Burkholder, Nocella, Heffron, and Coben.

     OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth individual grants of options to purchase Class A Common Stock of the Company under the 1996 Stock Incentive Plan that were made during fiscal 1998 to the executive officers named in the Summary Compensation Table. All options granted in fiscal 1998 had an exercise price no less than the fair market value at the date of grant.

                                        NUMBER OF     % OF TOTAL
                                        SECURITIES     OPTIONS/
                                        UNDERLYING       SARS
                                         OPTIONS/     GRANTED TO    EXERCISE
                                           SARS       EMPLOYEES     OR BASE                    GRANT DATE
                                         GRANTED      IN FISCAL      PRICE      EXPIRATION    PRESENT VALUE
                NAME                       (#)         YEAR(1)       ($/SH)        DATE           $(2)
-------------------------------------   ----------    ----------    --------    ----------    -------------
Barry C. Burkholder..................     20,000          3.7        44.375       7/30/03        294,800
Anthony J. Nocella...................     18,000          3.3        44.375       7/30/03        265,320
Jonathon K. Heffron..................     16,000          3.0        44.375       7/30/03        235,840
Ronald D. Coben......................     15,000          2.8        44.375       7/30/03        221,100
Sonny B. Lyles.......................     12,500          2.3        44.375       7/30/03        184,250

------------

(1) Based upon options to purchase an aggregate of 539,700 shares of Class A Common Stock of the Company granted to employees in fiscal 1998. No SARs were granted during fiscal 1998.

(2) The grant date present value is based on the Black-Scholes Option pricing model and results in a grant date present value of $14.74 per share. The calculation included the following assumptions: estimated volatility of 35.92%; risk-free interest rate of 5.52% (based on returns available through U.S. Treasury bonds); dividend yield of 1.4% (assumes dividend yield paid through expiration); and 1,826 days to expiration of options. Option values are dependent on general market conditions and the performance of the Class A Common Stock. There can be no assurance that the values in this table will be realized.

     AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth, with respect to the executive officers named in the Summary Compensation Table, the aggregate number of options exercised during fiscal 1998, any value realized thereon, the number of unexercised options at the end of the fiscal year (exercisable and unexercisable) and the value thereof.

                                                                          NUMBER OF SECURITIES
                                                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                            OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                          SHARES                           FISCAL YEAR END(#)           AT FISCAL YEAR-END($)(1)
                                        ACQUIRED ON       VALUE       ----------------------------    ----------------------------
                NAME                    EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Barry C. Burkholder..................      --             --             --             541,327           --           7,707,692
Anthony J. Nocella...................      --             --             --             200,959           --           2,477,982
Jonathon K. Heffron..................      --             --             --             138,112           --           1,680,320
Ronald D. Coben......................      --             --             --              49,534           --             384,877
Sonny B. Lyles.......................      --             --             --              43,034           --             384,877

------------

(1) Total value of options based on a fair market value of $35.8125 per share as of September 30, 1998, the closing sale price of the Class A Common Stock as reported by the NASDAQ on that date.

     LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR. In fiscal 1998, the Company's Board of Directors granted performance units to executive officers and other key officers and employees under its 1996 Stock Incentive Plan. These units, which equate to shares of the Company's Class A Common Stock on a one-for-one basis, will be earned based on the achievement of certain corporate performance goals over a performance period beginning October 1, 1997 and ending September 30, 2000. Upon completion of the performance period, Compensation Committee will determine the number of units that have been earned based on the Company's performance. Cash will be distributed to the participants equal to the fair value of the number of performance units of the Company's Class A Common Stock, as of September 30, 2000. The maximum number of performance units is 201,000 in the aggregate.

     The following table sets forth individual awards of performance units under the 1996 Stock Incentive Plan that were made during fiscal 1998 to executive officers named in the Summary Compensation Table. As noted above, the awards are contingent upon the achievement of certain corporate performance goals, and there can be no assurance that any of the awards will be earned.

                                                     FISCAL YEAR
                                                     PERFORMANCE     ESTIMATE FUTURE PAYOUTS (#)
                                        NUMBER OF    PERIOD UNTIL    ----------------------------
                NAME                      UNITS       MATURATION     MINIMUM    TARGET    MAXIMUM
-------------------------------------   ---------    ------------    -------    ------    -------
Barry C. Burkholder..................     22,000      1997 - 2000    11,000     22,000    44,000
Anthony J. Nocella...................     18,000      1997 - 2000     9,000     18,000    36,000
Jonathon K. Heffron..................      9,000      1997 - 2000     4,500      9,000    18,000
Ronald D. Coben......................      6,500      1997 - 2000     3,250      6,000    13,000
Sonny B. Lyles.......................      3,000      1997 - 2000     1,500      3,000     6,000

MANAGEMENT COMPENSATION PROGRAM

     In connection with the August Offering, the Board of Directors of the Company approved a Management Compensation Program providing for the following:
(1) a cash bonus of $4.0 million; (2) an award of 318,342 shares of Class B Common Stock, which had restrictions on transferability over a period of three years from issuance; and (3) the issuance of 1,154,520 options to purchase shares of Company common stock; (such options vest ratably from the date of grant through June 26, 1999, and may not be exercised prior to the third anniversary of the date of grant). The options expire if not exercised within ten years of the date of grant. Twenty-three individuals, including the Company's six executive officers -- Messrs. Burkholder, Nocella, Heffron, Coben, Lyles and Ms. Hartnett -- two former executive officers -- Messrs. Bender and Green -- and three directors -- Drs. Chimerine and Horvitz and Mr. Master -- participated in this program. The remaining twelve individuals participating are other key officers and employees of the Bank. In connection with the February 1997 sale of mortgage offices, 33,718 of these options became fully vested. Mr. Burkholder received $1,702,000 of the cash bonus, 491,327 of the stock options, and 135,455 of the shares of Class B Common Stock. Messrs. Nocella and Heffron each received $549,000 of the cash bonus, 157,959 of the stock options, and 43,614 of the shares of Class B Common Stock. Messrs. Lyles and Coben each received $85,000 of the cash bonus, 24,534 of the stock options, and 6,791 shares of the Class B Common Stock. Drs. Chimerine and Horvitz each received $52,000 of the cash bonus, 15,087 of the stock options, and 4,138 shares of the Class B Common Stock. Mr. Master received $17,000 of the cash bonus, 4,854 of the stock options, and 1,380 shares of the Class B Common Stock. Implementation of this program replaced an equity based bonus program previously contemplated in the case of all participants except Mr. Burkholder, whose participation satisfies the terms of his former employment agreement. No further grants or compensation may be made or awarded under the this program.

THE 1996 STOCK INCENTIVE PLAN

     The Company has adopted the Bank United 1996 Stock Incentive Plan. This plan is designed to promote the success and enhance the value of the Company by linking the interests of certain of the full-time employees of the Company and the Bank to those of the Company's stockholders and by providing an incentive for outstanding performance. Non-employee directors are not eligible to participate in this plan. The total number of shares of Class A Common Stock available for grant under the 1996 Stock Incentive Plan may not exceed 1,600,000 shares.

     The 1996 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). Four types of awards may be granted to Participants under the 1996 Stock Incentive
Plan: (i) stock options (both non-qualified and incentive), (ii) stock appreciation rights ("SARs"), (iii) restricted Common Stock and (iv) performance units. As of September 30, 1998, there were 977,200 options outstanding under this plan and 622,800 shares of Class A Common Stock of the Company remained available for future grants under this plan. No restricted stock or SARs have been granted under the 1996 Stock Incentive Plan.

     In the event of a "Change of Control" (as defined in the 1996 Stock Incentive Plan), (1) any option or SAR that is not then exercisable and vested will become fully exercisable and vested, (2) the restrictions on any restricted stock will lapse and (3) all performance units will be deemed earned. The 1996 Stock Incentive Plan defines a Change of Control as (1) the acquisition of 25% or more of the common stock of the Company, (2) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election), and (3) certain reorganizations, mergers, consolidations, liquidations, or dissolutions.

THE DIRECTOR STOCK COMPENSATION PLAN

     The Company has adopted the Bank United Director Stock Compensation Plan in order to (1) promote a greater identity of interest between the Company's non-employee directors (each an "Eligible Director") and its stockholders, and
(2) attract and retain individuals to serve as directors and to provide a more direct link between directors' compensation and stockholder value. The plan is administered by the Board of Directors of the Company. A maximum of 250,000 shares of Class A Common Stock is available for issuance and available for grants under this plan.

     The Director Stock Plan permits each Eligible Director to make an annual irrevocable election to receive shares of Class A Common Stock in lieu of all or any portion of their Annual Retainer. In addition, each eligible director is granted stock options to purchase 1,000 shares of the Company's Class A Common Stock when first elected to the Company's Board of Directors and following each annual stockholders' meeting thereafter. The exercise price for the options will be 115% of the fair market value of Class A Common Stock at the date of grant. These options will become vested and exercisable if and when the fair value of the Company's Class A Common Stock equals or exceeds the exercise price of the option on any day during the 30-day period commencing on the first anniversary of the date of the grant. If such stock does not attain such fair market value during the 30-day period, then the option will be cancelled. Vested options will expire if not exercised within ten years of the date of grant. Any unvested Director options terminate and are cancelled as of the date the optionee's service as a Director ceases for any reason. All Director options become fully vested and exercisable upon a Change of Control. The Company granted a total of 10,000 Director options during fiscal 1998, 1997, and 1996.

MANAGEMENT EMPLOYMENT ARRANGEMENTS

     Effective as of the date of the consummation of the August Offering, the Company entered into new employment agreements with the following four executives which superseded all prior employment arrangements.

     Mr. Burkholder's agreement with the Company provides for his employment for three years at an annual base salary of not less than $475,000 and a discretionary bonus. Mr. Nocella's agreement with the Company provides for his employment for three years at an annual base salary of not less than $350,000 and a discretionary bonus. Mr. Heffron's agreement with the Company provides for his employment for three years at an annual base salary of not less than $250,000 and a discretionary bonus. Mr. Coben's agreement with the Company provides for his employment for three years at an annual base salary of not less than $225,000 and a discretionary bonus. These agreements provide that the period of employment is automatically extended on the first day of each month so that the period of employment terminates three years from such date, unless the executive or the Company gives notice to terminate the agreement at least sixty days before such monthly renewal date. In addition, upon a Change of Control, if the executive is still employed by the Company, the period of employment will be extended until the third anniversary of the effective date of the Change of Control or if the period of employment has terminated prior to the Change of Control, a new three year employment period shall commence upon a Change of Control. If for any reason other than cause the Company elects to terminate the employment of any of the above executives before the scheduled expiration date of his agreement, the executive's employment will be deemed to have been terminated by the Company without cause for purpose of the severance and retirement benefits described below.

     Under the terms of Mr. Burkholder's employment agreement, the amount of the discretionary bonus paid to Mr. Burkholder is in the sole discretion of the Board of Directors of the Company, which will take into account such matters as
(1) the Company's actual financial performance as compared to its budgeted financial performance, (2) Mr. Burkholder's performance in implementing new business initiatives approved by the Board of Directors of the Company, (3) Mr. Burkholder's performance in improving the financial performance of any division or unit of the Company or the Bank, or any of their respective subsidiaries as determined by the Board of Directors of the Company in its sole discretion, (4) the Company's actual financial performance compared to its peers', and (5) Mr. Burkholder's total compensation as compared to the total compensation of CEOs at comparable financial institutions. The discretionary bonuses to be paid to the other executive officers are at the discretion of the CEO and the Board of Directors of the Company.

     Under each agreement described above and a written severance agreement with Mr. Lyles, if the executive's employment is terminated by the Company: (i) other than for cause or disability or by the executive for good reason or within a 30-day period following the first anniversary of a change of control (for Messrs. Burkholder, Nocella, Heffron, and Coben); or (ii) during the one year period following a change of control (for Mr. Lyles), he is generally entitled to (1) receive a lump sum equal to three times (for Messrs. Burkholder and Nocella), two times (for Messrs. Heffron and Coben) or one and one half times (for Mr. Lyles) his annual base salary and the higher of his most recent bonus under the Company's annual incentive plans and the highest bonus under such annual incentive plans for the last three full fiscal years prior to the effective date of the change of control, (2) continue in the Company's welfare benefit plans for three years (for Messrs. Burkholder and Nocella), two years (for Messrs. Heffron and Coben), or eighteen months (for Mr. Lyles), and (3) receive in a lump sum a supplemental pension amount based on three years (for Messrs. Burkholder and Nocella) or two years (for Messrs. Heffron and Coben) of deemed employment after termination, (4) have all stock options, restricted stock and other stock-based compensation become immediately exercisable or vested, (5) receive outplacement services, at the Company's sole expense, as incurred, up to a maximum of $45,000 (for Messrs. Burkholder, Nocella and Heffron), and $25,000 (for Messrs. Coben and Lyles). A change of control ("Change of Control") is generally defined for purposes of these agreements as
(1) the acquisition of 25% or more of the common stock of the Company, (2) a change in a majority of the Board of Directors, unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. If any payment or distribution by the Company to an executive is determined to be subject to the excise tax imposed by Section 4999 of the Code, the amount of payment or distribution may be reduced so that the excise tax liability of the executive is minimized.

NON-QUALIFIED RETIREMENT SAVINGS PLAN

     The Supplemental Executive Savings Plan ("SESP") is available to a select group of management and other highly compensated employees. Eligible employees are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 20% of compensation (as defined in the SESP) and up to 100% of bonus income. The monies deferred earn interest at a rate approximately equal to the Bank's five-year borrowing rate. The Bank does not contribute to the SESP. The SESP is funded from the general assets of the Bank and participants are general unsecured creditors of the Bank. As of September 30, 1998, there were eight participants in the SESP, the total amount of deferrals and interest equaled approximately $1.1 million and the rate of interest for the SESP was 5.57%.

DIRECTORS SUPPLEMENTAL SAVINGS PLAN

     The Directors Supplemental Savings Plan ("DSSP") is available to outside directors. Eligible directors are allowed to make irrevocable decisions prior to the beginning of the plan year to defer up to 100% of cash retainer and meeting fees. The monies deferred earn interest at a rate approximately equal to the Bank's five-year borrowing rate. The Bank does not contribute to the DSSP. The DSSP is funded from the general assets of the Bank, and participants are general unsecured creditors of the Bank. As of September 30, 1998, there were three participants in the DSSP, the total amount of deferrals and interest equaled approximately $237,000 and the rate of interest for the DSSP was 5.57%.

STANDARD ARRANGEMENTS WITH DIRECTORS

     See "Directors and Officers of Registrant -- Compensation of Directors."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company determines the compensation of the Company's executive officers. The Compensation Committee consists of all of the directors of the Company other than Barry C. Burkholder and Anthony J. Nocella. No other member of the Compensation Committee is an officer or employee of the Company or the Bank. Lewis S. Ranieri, Salvatore A. Ranieri and Scott A. Shay are also members of the Compensation Committee of the Board of Directors of the Bank and are also members of various boards of directors and compensation committees of various companies which are subsidiaries of, or entities controlled by, Hyperion Partners and, in the case of Lewis S. Ranieri, Scott A. Shay and David M. Golush, of subsidiaries of, or entities controlled by, Hyperion Partners II as well.

                      REPORT OF THE COMPENSATION COMMITTEE
                           AND STOCK AWARD COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company includes only directors who are not employees of the Company or the Bank. The Committee is responsible for recommending to the full Board of Directors the compensation arrangements and plans for senior management and directors.

COMPENSATION PHILOSOPHY

     The Committee believes that the ultimate goal of executive compensation should be to closely align the interests of executives with the long-term interests of the Company and its stockholders and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. Executive officer compensation generally consists of (1) a base salary and (2) a variable, discretionary cash bonus, stock options, and other equity-based incentives based on individual and Company performance.

BASE SALARY AND BONUSES

     It is the policy of the Committee that the total cash compensation paid to executives of the Company should be competitive with cash compensation paid by the Company's competitors. The Committee emphasizes bonus compensation that rewards performance which exceeds budget or anticipated results, rather than base salary and salary increases. Bonuses are determined by the Board based on recommendations of the Committee. Company performance measures considered by the Committee in recommending bonuses include net income, return on assets and return on equity. Individual performance measures vary depending on the executive's area of responsibility. No specific weight is applied to any particular measure in establishing total cash compensation levels. The Company has entered into employment agreements with certain of its executives which specify the terms and conditions of their employment. These agreements incorporate post-Change in Control employment arrangements, which the Company believes are an important aspect of the terms of employment of senior executive officers, recognizing the importance to the Company of retaining its senior executive officers during and after an attempted or successful Change in Control (as defined in the agreements).

STOCK-BASED AWARDS

     The Committee recognizes that stock options and other equity-based incentives are important in motivating executives and focusing the executive's attention on stock price as a significant measure of performance. All options granted to executive officers of the Company have been granted with an exercise price equal to the fair market value of the Class A Common Stock on the date of grant so that executives realize gain only to the extent the Company's stock price appreciates. The quantity of options and other stock-based awards made during fiscal 1998 under the 1996 Stock Incentive Plan reflect the compensation level of the individual executive, the individual's contribution to the success of the Company and the Bank and the Committee's assessment of the individual's potential for future contribution to the success of the Company. The Committee also considers an appropriate vesting schedule designed to retain senior executive officers while encouraging officers to view their compensation and Company performance over the long-term.

COMPENSATION OF THE CEO

     The salary, bonus and other incentives paid or awarded to the CEO are determined based in part on the same Company and individual criteria described above. Effective August 1, 1996, the Company and the CEO entered into a new three-year employment agreement. Bonus compensation for the period of fiscal 1996 prior to April 9, 1996, was based on a formula set forth in the prior employment agreement and was determined based upon the Company's (1) return on average assets and (2) asset growth. Under the terms of the new employment agreement, the amount of the discretionary bonus is in the sole discretion of the Board of Directors of the Company, which takes into account such matters as
(1) the Company's actual financial performance as compared to its budgeted financial performance, (2) the CEO's performance in implementing new business initiatives approved by the Board of Directors, (3) the CEO's performance in improving the financial performance of any division or unit of the Company or the Bank, or any of their respective subsidiaries, as determined by the Board of Directors in its sole discretion, (4) the Company's actual financial performance compared to its peers, and (5) the CEO's total compensation as compared to the total compensation of CEOs at comparable financial institutions. None of these factors has a specific weight and no particular formula or procedure is used. Primary consideration is given to individual contribution with periodic evaluation of compensation of other CEOs of comparable institutions. Mr. Burkholder's fiscal 1998 compensation included payouts and awards under the Compensation Program, which satisfied the terms of his former employment agreement.

Lewis S. Ranieri, Chairman             Salvatore A. Ranieri
Lawrence Chimerine, Ph.D.              Scott A. Shay
David M. Golush                        Patricia A. Sloan
Paul M. Horvitz, Ph.D.                 Michael S. Stevens
Alan E. Master                         Kendrick R. Wilson, III

                         STOCK PRICE PERFORMANCE GRAPH

     The following chart compares the cumulative total return to stockholders for the period from August 8, 1996, when trading in the Class A Common Stock commenced on The NASDAQ Stock Market's National Market, through September 30, 1998, for a holder of Class A Common Stock against the cumulative total return of the NASDAQ Composite Index and a peer group consisting of the following financial institutions reported on in the Merrill Lynch Thrift Financial Guide:
H. F. Ahmanson & Company; Albank Financial Corporation; Andover Bancorp Inc.; Astoria Financial Corp.; Bay View Capital Corporation; Charter One Financial, Inc.; Chittenden Corp.; Commercial Federal Corporation; Dime Bancorp, Inc.; Golden State Bancorp Inc.; Golden West Financial Corp.; GreenPoint Financial Corp.; Long Island Bancorp, Inc.; Peoples Bank; Peoples Heritage Financial Group, Inc.; Roslyn Bancorp Inc.; Sis Bancorp Inc.; Sovereign Bancorp, Inc.; St. Paul Bancorp Inc.; Washington Federal Inc.; Washington Mutual, Inc.; and Webster Financial Corp. The peer group is the same as the peer group used in the February 16, 1998 Proxy Statement except that CitFed Financial was deleted because it was merged with another financial institution during the fiscal year. The chart depicts the value on September 30, 1998, of a $100 investment made on August 8, 1996, with all dividends reinvested.


                COMPARISON OF 26 MONTH CUMULATIVE TOTAL RETURN*
         AMONG BANK UNITED CORP., THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                                             CUMULATIVE TOTAL RETURN
                               -------------------------------------------------
                                 8/8/96         9/96         9/97         9/98

BANK UNITED CORP.                100            124          225          185
PEER GROUP                       100            107          186          162
NASDAQ STOCK MARKET (U.S.)       100            108          148          151



* $100 INVESTED ON 8/8/96 IN STOCK OF INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.



(a) Fully adjusted share price is adjusted for stock splits, stock dividends and cash dividends.

(b) Note: Peer group returns weighted using beginning of the period market capitalization.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth information concerning executive officers of the Company and executive officers of the Bank who do not serve on the Board of Directors of the Company. All executive officers of the Company and the Bank are elected by the Board of Directors of the Company and the Board of Directors of the Bank, respectively, and serve until their successors are elected and qualified. There are no arrangements or understandings between the Company and any person pursuant to which such individual was elected an executive officer of the Company or the Bank.

                  PRINCIPAL OCCUPATION DURING LAST FIVE YEARS

                NAME                    AGE                 POSITION AND OCCUPATION
-------------------------------------   ----  ----------------------------------------------------
Jonathon K. Heffron..................    46   Chief Operating Officer of the Company since July
                                              15, 1996 and of the Bank since May 1994. General
                                              Counsel of the Company since July 15, 1996 and of
                                              the Bank since May 1990. Prior to joining the Bank,
                                              Mr. Heffron served for two years as President and
                                              CEO of First Northern Bank, Keene, New Hampshire.
                                              Prior to joining First Northern Bank, Mr. Heffron
                                              served for more than 10 years in several capacities
                                              at the FHLB Board, Washington, D.C. and at the FHLB
                                              Dallas, including as Attorney Advisor, Trial
                                              Attorney, General Counsel, Chief Administrative
                                              Officer, and Chief Operating Officer. Mr. Heffron
                                              received a B.A. Magna Cum Laude from the University
                                              of Minnesota, a J.D. from Southwestern University
                                              School of Law, and an LL.M. from the National Law
                                              Center of George Washington University. Mr. Heffron
                                              is a member of the Government Affairs Steering
                                              Committee and the FHLB System Committee of America's
                                              Community Bankers. Mr. Heffron was a director of the
                                              FHLB of Dallas from 1995 to 1996.
Ronald D. Coben......................    41   Executive Vice President -- Community Banking of the
                                              Company since July 15, 1996 and of the Bank since
                                              July 1996. Previously, Mr. Coben served as Regional
                                              Retail Director and Marketing Director since joining
                                              the Bank in October 1989. Prior to joining the Bank,
                                              Mr. Coben was employed by Texas Commerce Bancshares
                                              (Chemical Bank) since 1986 as Vice President and
                                              Manager of the Relationship Banking Division of the
                                              Retail Bank. Prior to joining Texas Commence Banc-
                                              shares, Mr. Coben served as the Director of Market
                                              Research for ComputerCraft, Inc. and Foley's De-
                                              partment Stores. Mr. Coben received a B.A. degree
                                              from the University of Texas at Austin. Mr. Coben is
                                              a member of the Executive Committee of the Board of
                                              Directors of the Houston Festival Foundation, Inc.
                                              and also sits on the Board of Directors of TREK, a
                                              transportation management organization serving
                                              central Houston. Mr. Coben is also a member of the
                                              Houston Symphony Marketing Committee. Prior awards
                                              include the MS Leadership Award in 1996 and a Gold
                                              Effie for the nation's most effective financial
                                              advertising campaign of 1989.

                                       20

                NAME                    AGE                 POSITION AND OCCUPATION
-------------------------------------   ----  ----------------------------------------------------

Karen J. Hartnett....................    50   Senior Vice President -- Human Resources of the
                                              Company since July 15, 1996 and of the Bank since
                                              January 1991. Prior to joining the Bank, Ms.
                                              Hartnett was employed by Equimark as Senior Vice
                                              President Human Resources since 1989. From 1988 to
                                              1989, Ms. Hartnett was Senior Vice President and
                                              Chief Personnel Officer for NCNB Texas, and she
                                              served predecessor organizations as Vice President
                                              and as Director of Human Resources from 1983. Ms.
                                              Hartnett's human resources experiences include
                                              positions at Zale Corporation, Mobil Oil Corporation
                                              and Sweet Briar College. Ms. Hartnett received an
                                              A.B. from Sweet Briar College in 1970. Ms. Hartnett
                                              serves on the Board of Trustees for the Houston
                                              Ballet Foundation and is a lifetime member of the
                                              Houston Livestock Show and Rodeo.

Sonny B. Lyles.......................    53   Senior Vice President and Chief Credit Officer of
                                              the Company since July 15, 1996 and of the Bank
                                              since February 1991. Prior to joining the Bank, Mr.
                                              Lyles was employed by First Union National Bank as
                                              Senior Credit Officer beginning in 1983. Prior to
                                              joining First Union National Bank, Mr. Lyles was
                                              employed at First Tulsa Bank, Florida National Bank
                                              and South Carolina National Bank. Mr. Lyles received
                                              a B.A. from Wofford College. Mr. Lyles is a member
                                              of the Board of the Texas Chapter, and a member of
                                              the International Board of Directors of Robert
                                              Morris Associates, a trade association of bank
                                              lending and credit officers. Mr. Lyles is the
                                              Wofford College alumni representative from Houston.

Wayne J. Sadin.......................    45   Executive Vice President and Chief Information
                                              Officer of the Company since March 30, 1998. Prior
                                              to joining the Company, Mr. Sadin was employed by
                                              Michigan National Bank, a subsidiary of National
                                              Australia Bank, as Senior Vice President, Chief
                                              Technology Officer and Director of Information
                                              Technology since 1992. From 1990 to 1992 Mr. Sadin
                                              was employed by Data-Link Systems, a subsidiary of
                                              Mellon Bank, as Vice President and Director of
                                              Product Production and Operations. From 1981 to 1990
                                              Mr. Sadin was employed by Murray Financial
                                              Corporation as Senior Vice President and Director of
                                              Human Resources and Information Technology. Prior to
                                              joining Murray, Mr. Sadin held technology management
                                              and consulting positions at Axios and Bleyer
                                              Industries. Mr. Sadin received a B.S. degree from
                                              Boston University and an M.S. degree from the
                                              University of Texas, and completed the program in
                                              Delivering Information Services at the Harvard
                                              Business School. Mr. Sadin is a Certified Computing
                                              Professional, with four certificates: Management,
                                              Procedural, Systems Programming, Business Program-
                                              ming.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     In order for proposals submitted by stockholders pursuant to the Commission's Rule 14a-8 to be included in the Company's Proxy Statement and proxy relating to the Company's next Annual Meeting of Stockholders, such proposals must be received by the Company at its principal executive offices not later than October 13, 1999. A stockholder choosing not to use the procedures established in Commission Rule 14a-8 to submit a proposal for action at the Company's next Annual Meeting of Stockholders must deliver the proposal to the Secretary of the Company not later than the close of business on December 18, 1999 nor earlier than the close of business on November 18, 1999.

                                 OTHER MATTERS

     The firm of Deloitte & Touche LLP served as the Company's independent accountants for the year ended September 30, 1998 and has been selected as the Company's independent accountants for the year ending September 30, 1999. A member of the firm of Deloitte & Touche LLP is expected to be present at the Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

     Whether or not you are planning to attend the Meeting, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope at your earliest convenience.

                                          By Order of the Board of Directors


                                          /s/ RANDOLPH C. HENSON
                                          Randolph C. Henson
                                          SECRETARY

                                BANK UNITED CORP.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 18, 1999

                                      PROXY

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Barry C. Burkholder, Anthony J. Nocella and Jonathon K. Heffron, and each of them, as proxies, each with full power of substitution, to vote all shares of Class A Common Stock of Bank United Corp. (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March 18, 1999, and any adjournment thereof, in accordance with the instructions specified herein and with discretionary authority with respect to such other matters as may properly come before such meeting and any adjournment thereof, including any matter presented by a stockholder at the Annual Meeting for which advance notice was not received by the Company in accordance with its Bylaws.

         YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING. ALL SHARES REPRESENTED BY PROXIES WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, SHARES WILL BE VOTED FOR EACH OF THE NOMINEES FOR CLASS III DIRECTOR, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS VOTING SUCH PROXIES WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

         The undersigned hereby revokes any proxy heretofore given to vote such shares, and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the March 18, 1999 Annual Meeting of Stockholders.

    (Please SEE REVERSE SIDE and date and sign.)     BANK UNITED CORP.
                                                     P.O. BOX 11234
                                                     NEW YORK, N.Y. 10203-0234

1.  ELECTION OF CLASS III       [ ] FOR all nominees      [ ] WITHHOLD AUTHORITY to vote       [ ] *EXCEPTIONS
    DIRECTORS                       listed below              for all nominees listed below

 Nominees: PAUL M. HORVITZ, SCOTT A. SHAY, PATRICIA A. SLOAN, and MICHAEL S.
           STEVENS

 (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE NOMINEES, MARK THE "EXCEPTIONS" BOX AND WRITE THE NAME OF ANY EXCLUDED NOMINEES OR NOMINEE IN THE SPACE PROVIDED BELOW.)


* Exceptions ___________________________________________________________________



                                               [ ] CHANGE OF ADDRESS MARK HERE


                                           *Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.


                                           Dated _______________________, 1999

                                           _____________________________________

                                           _____________________________________
                                               Signature of Shareholder(s)*

(PLEASE SIGN, DATE AND RETURN              VOTES MUST BE INDICATED
THIS PROXY IN THE ENCLOSED                 (X) IN BLACK OR BLUE INK.
POSTAGE PREPAID ENVELOPE.)